Exhibit 2
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock of Cal-Maine Foods, Inc., a Delaware corporation, and that this Agreement may be included as an exhibit to such joint filing. The Parties hereto hereby appoint Adolphus B. Baker, signing singly, as such Party’s attorney-in-fact, with full power and authority to prepare, sign, and file with the SEC, such Schedule 13D (including any and all amendments thereto), and take any and all other action relating thereto and in connection therewith, provided that such attorney-in-fact is not assuming any of such Party’s responsibilities with respect thereto.
The undersigned further agree that each party hereto is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.
This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of June 5, 2018.

FRED R. ADAMS, JR.
By: /s/ Jean Reed Adams Jean Reed Adams, as co-conservator
By: /s/ Adolphus B. Baker Adolphus B. Baker, as co-conservator
/s/ Jean Reed Adams JEAN REED ADAMS
/s/ Adolphus B. Baker ADOLPHUS B. BAKER

ACTIVE 232301476